                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Tenet Healthcare Corporation

We consent to the incorporation by reference in the registration statement on Form S-3 of Province Healthcare Company of our report dated December 5, 1999, with respect to the combined balance sheet of Minden Medical Center and Trinity Valley Medical Center including certain medical office buildings and other healthcare businesses related to the operations of these hospitals (collectively the Tenet Province Hospitals) as of May 31, 1999, and the related combined statements of operations and changes in ownership equity and cash flows for the year then ended, which report appears in the Form 8-K/A Amendment No. 1 of Province Healthcare Company dated December 17, 1999.

                                             /s/ KPMG LLP


Dallas, Texas
January 23, 2001